Exhibit 14

Financial Code of Ethics

Stater Bros. Holdings Inc. and its subsidiaries Stater Bros. Markets and Stater Bros. Development, Inc. (collectively the “Company”) has a Financial Code of Ethics which governs the conduct of its financial managers. The Company’s Financial Code of Ethics is applicable to the Company’s CEO, CFO, Controllers and other individuals who perform similar functions (“Financial Managers”). This Financial Code of Ethics establishes standards by which the financial managers will conduct themselves and the affairs of the Company. These standards are set forth in the following policies and guidelines and agreed to by the financial managers as attested by their signature below:

1)	The financial manager is committed to professional conduct that personifies the highest level of business and ethical conduct. They are to conduct the business affairs of the Company to comply not only to the letter of applicable laws and regulations but to the spirit for which the laws and regulations were enacted.

2)	Financial managers acknowledge that they have fiduciary responsibilities to the Company, to the holders of its public debt and to the customers the Company serves to manage the affairs of the Company in a professional, honest and highly ethical manner.

3)	Financial managers will not be employed in capacities outside of the Company, nor have financial interest in other entities which may cause a conflict of interest, or the appearance of a conflict of interest, with the Company and its affiliates. The financial manager will immediately bring to the attention of the CEO (and in the case of the CEO to the Audit Committee) any external employment or financial interest that could conceivably cause a conflict of interest.

4)	The financial manager will develop, monitor and manage both internal controls and internal control over financial reporting to ensure that financial transactions are properly authorized and accurately and timely recorded in the accounting records of the Company in accordance with accounting principles generally accepted in the United States.

5)	Financial managers will safeguard the financial information of the Company by holding material financial information confidential. Financial information will only be communicated to appropriate individuals internally within the Company as authorized by the CEO and CFO. Information of a confidential nature will only be made available to companies doing business with the Company with the approval of the CEO and CFO and with appropriate confidentiality agreements. No information will be made available to external companies that should first be publicly filed with the SEC or other regulatory agencies. Public dissemination of financial information will only be made in filings with the SEC and other appropriate public communications.

6)	Financial managers will follow internal control over financial reporting procedures and will enhance the procedures as needed in order to ensure that reports filed with or submitted to the SEC and other public communications made by the Company are full, fair, accurate, timely and understandable.

7)	Financial managers will comply with all applicable governmental laws, rules and regulations in conducting the affairs of the Company.

8)	Financial managers will immediately report to the CFO violations of this Financial Code of Ethics. If the financial manager believes that the CFO is party to the violation of the Financial Code of Ethics, or if the financial manager is not satisfied with either the resolution of the violation or the timeliness of the resolution the financial manager will contact the Audit Committee. This Financial Code of Ethics requires the financial manager to report all violations of the Financial Code of Ethics to the CFO or Audit Committee as may be appropriate.

9)	The CFO will thoroughly investigate all violations reported on a timely basis and will demonstrate professional and ethical behavior in the resolution of the violation. The CFO will report all violations of a material nature to the Audit Committee.

10)	The Audit Committee will have the authority to investigate to its satisfaction all violations brought to its attention and will take actions necessary to appropriately resolve the violation.

11)	Fraud by a financial manager or violations that cause a material impact on the financial statements of the Company will be reported to the SEC and if appropriate to other governmental agencies.

12)	The financial manager acknowledges that violation of this Financial Code of Ethics will cause the Company to take disciplinary action against the financial manager up to and including termination of employment and that the Company may take additional legal action including reporting violations to appropriate regulatory agencies.

The financial manager will annually acknowledge and certify adherence to this Financial Code of Ethics. The CFO will cause these certifications to be made annually and will provide executed copies of this Financial Code of Ethics to the Audit Committee.

I, the undersigned, acknowledge and understand the Financial Code of Ethics shown above and I will conduct the affairs of the Company in accordance with this Financial Code of Ethics.

Signature:

Print Name:

Title:

Date: